SUBSCRIPTION AGREEMENT

         The undersigned investor herewith subscribes to purchase shares for $ in the Arena Resources, Inc.(Arena) Registered Offering. The undersigned investor acknowledges that he, she or it has received and has had an opportunity to review a Prospectus dated October 1, 2000, pertaining to the sale of the Arena shares at $.25 share. The undersigned further acknowledges that the Prospectus provides for the opportunity to ask further questions of and to receive additional information from management of Arena, if the subscriber so elects.

         The subscriber understands and agrees that this a "high risk offering" and has had the opportunity to review the risk factors contained in the Prospectus.

         The subscriber further understands that the funds tendered to purchase the shares will be held in a segregated subscription account, pending the sale of the minimum offering for up to 60 days measured from October 1, 2000. The subscriber understands that investor will not be able to withdraw such funds from the subscription account during the subscription period, but will receive back all of that subscription if the minimum offering ($200,000) is not sold within that term and the offering is terminated. The undersigned subscriber understands that he will not receive any interest on the funds held in the subscription account. The subscriber further understands that in the event the minimum offering amount of Two Hundred Thousand Dollars is sold within the offering term, then his subscription, as well as any subsequent proceeds received by the company, will be immediately employed as described in the Prospectus.

         Finally, the undersigned investor understands that the company is attempting to sell this offering as a self underwriting through its own officers, employees and without the payment of any commissions to a third party, underwriter, or broker/dealer. The subscriber understands that if the company is required to change those arrangements and to employ underwriters that this subscription will be rescinded and that the subscriber will have an opportunity to decide whether to withdraw the funds from the offering or to reinvest based upon an amended Prospectus setting out the terms of any underwriting.

Dated this           day of                      , 2000.
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Subscriber:





Print Name:
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Social Security No.:
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Date:
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